EXHIBIT 99.1
ASHFORD HOSPITALITY TRUST
Second Quarter 2021 Conference Call
July 29, 2021
10 a.m. CT

Introductory Comments – Jordan Jennings

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the second quarter of 2021 and to update you on recent developments. On the call today will be: Rob Hays, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on July 28, 2021, and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the second quarter of 2021 with the second quarter of 2020.

I will now turn the call over to Rob Hays. Please go ahead, sir.

Introduction – Rob Hays

Good morning, and welcome to our call.

I’ll start by providing an overview of the current environment and how Ashford Trust has been navigating the recovery. After that, Deric will review our financial results, and then Jeremy will provide an operational update on our portfolio.

I’d first like to highlight some of our recent accomplishments and the main themes for our call:

First, we had strong earnings in the second quarter that exceeded both street estimates and our internal forecasts – and we reported positive Hotel EBITDA for the second consecutive quarterly period and positive Adjusted EBITDAre.

Second, our liquidity continues to improve. We ended the quarter with over $520 million of cash and cash equivalents.

Third, we have continued to lower our leverage and improve our financial position. Since its peak in 2020, we have lowered our net debt plus preferred equity by over $800 million equating to a decrease in our leverage ratio, defined as net debt plus preferred equity to gross assets, by over 10 percentage points.

Finally, even with an already attractive loan maturity schedule, we successfully modified the loan extension tests on another large loan for 2024 and 2025, improving our ability to qualify for those extension options. This loan modification initiative will continue to be a focus for us going forward. Additionally, we are making good progress on refinancing two of our upcoming debt maturities – the Marriott Gateway Crystal City and Hilton Boston Back Bay.

There have been numerous positive developments for both our Company and the hospitality industry over the past several months. We highlighted many of them in an updated investor presentation that we put out in early April. We encourage you to review that presentation, which can be found on our website.

We are optimistic about the long-term outlook for the Company and, by taking decisive actions to strengthen our balance sheet, we now have multiple years of runway that will allow us to capitalize on the recovery we are already seeing in the hospitality industry.

While our optimism remains, we also must acknowledge some risks to the pace of the recovery due to ongoing variants of COVID-19. In addition, we believe the majority of our loans could continue to be in cash traps over the next 12 to 24 months or more. As a result, we will continue to focus on building our liquidity and improving our capital structure in the months to come.

We have significantly reduced our planned spend for capital expenditures this year. However, given the sizable strategic capital expenditures we made in our properties over the past several years, we believe our hotels are in fantastic condition and are well positioned for the industry rebound.

Let me now turn to the operating performance at our hotels. The lodging industry is clearly showing signs of improvement. During the quarter, our hotels performed well. RevPAR for all hotels in the portfolio increased approximately 372% for the second quarter and we reported positive Hotel EBITDA for the second consecutive quarter. The third quarter looks to be building upon our strong momentum (as July numbers look likely to outperform June numbers), so we are confident that the industry recovery is continuing to take hold. We believe our geographically diverse portfolio, consisting of high-quality, well-located assets across the U.S. that are approximately 80 percent reliant on transient demand will be in a position to capitalize on the pent-up leisure and the acceleration of transient corporate demand.

We continue to be focused on aggressive cost control initiatives, including working closely with our property managers to minimize cost structures and maximize liquidity at our hotels. This is where our relationship with our affiliated property manager, Remington, really sets us apart. Remington was able to quickly cut costs and rapidly adjust to this new operating environment. In the same way they were hyper-responsive on the way down, we expect them to be hyper-responsive on the way up, mitigating cost creep as much as possible throughout the recovery. We are proud of their efforts over the past year and believe this important relationship has enabled us to outperform the industry from an operations standpoint. Jeremy will discuss this in more detail.

Turning to investor relations, our trading volume has hit new highs in 2021 with strong participation from both institutional and retail investors. We were also pleased to report that in June we were added to the U.S. small-cap Russell 2000® Index, the U.S. broad-market Russell 3000® Index, and the Russell Microcap® Index, as part of the Russell Indexes annual reconstitution. We believe our inclusion creates added exposure to key institutional investors as well as to investors who use the Russell indexes to benchmark their portfolios.

The past eighteen months have been extraordinary by any measure, and I could not be prouder of the effort and the performance of our teams during this challenging time. Our management team has extensive experience in navigating tough market environments, and we believe we have the right plan in place to capitalize on the recovery as it unfolds. This plan includes continuing to maximize liquidity across the company, optimizing the operating performance of our assets as they recover, deleveraging the balance sheet over time, and looking for opportunities to invest and grow as we bounce off the trough of the industry cycle. We will be laser focused on all of these.

I will now turn the call over to Deric to review our second quarter financial performance.

Financial Review – Deric Eubanks

Thanks, Rob.

Before I discuss our financial results, I’d like to note that all per share metrics that I will discuss reflect our recently completed 1 for 10 reverse stock split.

For the second quarter of 2021, we reported a net loss attributable to common stockholders of $(69.5) million, or $(4.35) per diluted share.

For the quarter, we reported AFFO per diluted share of $0.04.

We are pleased to report that our Adjusted EBITDAre for the quarter was $31.4 million.

At the end of the second quarter, we had $3.9 billion of loans with a blended average interest rate of 4.1%. Our loans were approximately 11% fixed rate and 89% floating rate. We utilize floating rate debt as we believe it is a better hedge of our operating cash flows, however, we do utilize caps on those floating rate loans to protect the company against significant interest rate increases. Our hotel loans are all non-recourse and, as Rob mentioned, nearly all of them are currently in cash traps, meaning that we are currently unable to utilize property-level cash for corporate-related purposes. As the properties recover and meet the various debt yield or coverage thresholds, we will be able to utilize that cash freely at corporate.

We ended the quarter with cash and cash equivalents of $520.4 million and restricted cash of $70.1 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $15.9 million in due from third-party hotel managers. This primarily represents cash held by one of our property managers which is also available to fund hotel operating costs. We also ended the quarter with net working capital of $531 million, compared to net working capital of $9.8 million at the end of 2020, which highlights the continued improvement in our financial position. I think it’s also important to point out that this net working capital amount of $531 million equates to approximately $19.39 per share. This compares to our closing stock price from yesterday of $16.55, which is a 17% discount to our cash value per share and we do not believe this reflects the intrinsic value of our high-quality hotel portfolio. From a cash utilization standpoint, our portfolio generated Hotel EBITDA of $45.6 million in the quarter. Our current monthly run-rate for interest expense is approximately $11 million and our current monthly run-rate for corporate G&A and advisory expense is approximately $4.0 million. On a run-rate basis, we were very close to being cash flow positive at the corporate level in the second quarter.

As of June 30, 2021, our portfolio consisted of 100 hotels with 22,286 net rooms.

Our current share count stands at approximately 27.4 million fully diluted shares outstanding, which is comprised of 27.0 million shares of common stock and 0.4 million OP units. In the second quarter, our weighted average fully diluted share count used to calculate AFFO per share included approximately 1.7 million common shares associated with the exit fee on the strategic financing we completed in January. The exit fee will be owed once the facility is repaid and could be paid in cash or stock. Assuming yesterday’s closing stock price of $16.55, our equity market cap is approximately $450 million.

During the quarter, we entered into a modification agreement on the $240 million Renaissance Nashville/Westin Princeton portfolio loan representing 2 hotels. This modification agreement involved us catching up deferred interest in exchange for reducing future debt yield extension tests, thus improving our ability to qualify for future extension options.

As we previously discussed, we have been actively exchanging our preferred stock for common stock as a way to delever our balance sheet, remove the accrued dividend liability, and improve our equity float. Through these exchanges, we have exchanged approximately 67% of our original preferred stock, which is approximately $379 million of face value, into common stock. These exchanges also eliminated a significant amount of accrued preferred dividends. After taking into account the $200 million of new corporate debt that we closed in January and our cash balance at the end of the quarter, we have lowered our net debt plus preferred equity by over $800 million since the first quarter of 2020.

We have also been opportunistically raising equity capital to shore up our balance sheet, improve our liquidity, and to be prepared for potential loan paydowns needed to achieve extension tests or meet refinancing requirements. During the second quarter, we issued approximately 8.9 million shares of common stock for approximately $356 million in gross proceeds. Including shares issued subsequent to the end of the second quarter, year to date, we have raised approximately $478 million from the sale of our common stock.

Over the past several months, we have taken numerous steps to strengthen our financial position and improve our liquidity, and we are pleased with the progress that we’ve made. While we still have work to do to improve our capital structure, we believe the company is now well-positioned to benefit from the improving trends we are seeing in the lodging industry.

This concludes our financial review, and I would now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management – Jeremy Welter

Thank you, Deric.

Comparable RevPAR for our portfolio increased 372% during the second quarter of 2021, while Hotel EBITDA flow-through was a strong 56%. We are extremely encouraged by the acceleration of occupancy at our hotels, with each consecutive month increasing over the prior month during the second quarter. June saw the highest occupancy at 63%. During the second quarter, Ashford Trust recorded an incredible 57% occupancy, compared to 51% for the U.S. Upper Upscale chain scale. While we are still in the recovery process, we are starting to see green shoots in areas of our portfolio that are now exceeding 2019 levels. I would like to spend some time highlighting those during this call.

A number of our assets have been able to capitalize on the pent-up leisure demand that we are experiencing. The Crowne Plaza La Concha - Key West increased their Hotel EBITDA for the second quarter by 74% relative to 2019. That is phenomenal. Our team has done an excellent job increasing topline through increasing seasonal premiums on upgraded room types and increasing seasonal blackouts to discounted programs. In addition, we are also ensuring that our topline growth hits the bottom line through expense savings, including consolidating our F&B outlets to reduce staffing.

The Lakeway Resort and Spa had incredible results during the second quarter with RevPAR increasing 11% over the comparable period in 2019. An initiative that has been successful this year has been the partnerships that we formed with the local marina and sailing group. These two groups are seeing record years, which through our partnership has resulted in additional demand.

One Ocean Resort & Spa performed remarkably well during the second quarter, with RevPAR increasing 14% relative to the second quarter of 2019. Our team took a proactive position and increased the ADR of premium room types by more than 10% in anticipation of excess demand. The impact of this can be seen in our PURE rooms, which produced $73,000 more revenue than the same time in 2019. This strategy along with other strategies that we implemented in the second quarter contributed to the hotel achieving a Hotel EBITDA that was 8% higher than the second quarter of 2019.

The Hyatt Coral Gables has also done a solid job of exceeding 2019 results, with RevPAR increasing 3% during the second quarter relative to 2019. Our team has been successful in gaining momentum and booking group business, with the hotel producing more than $450,000 of group revenue during the second quarter. Additionally, we were able to successfully secure new airline business at a rate higher than our competitive set. This group and airlines business has provided us enough base level business to shift our revenue strategies and be more proactive about pushing rate.

Moving on to capital management: in prior years, we were proactive in renovating our hotels to renew our portfolio. That commitment has now resulted in a huge competitive and strategic advantage as the market rebounds. Not only are our properties more attractive to potential travelers but we can also deploy capital more prudently throughout the recovery. Thus far in 2021, the only major project that we have completed is the ballroom renovation at the Ritz-Carlton Atlanta. Looking ahead, the only major capital projects on the horizon are a renovation of the public space and guest rooms at the Hilton Santa Cruz, a renovation of the guest rooms at the Marriott Fremont, and a renovation of the public space at 8 select-service hotels. Cumulatively, we estimate spending $40-$55 million on capital expenditures in 2021, which is significantly less than we have spent in previous years.

Before moving to Q&A, I’d like to reiterate how optimistic we are about the recovery of our portfolio and the industry as a whole. We are seeing occupancy continue to accelerate, as well as progressively seeing our assets become operationally profitable. During the month of June, 95% of our hotels were GOP positive. Although I only highlighted a few properties on this call, there were a number of other properties that exceeded their historical performance or were just on the cusp of doing so. We fully anticipate that this momentum will continue.

That concludes our prepared remarks. We will now open up the call for Q&A.

Rob Hays

Thank you for joining today’s call, and we look forward to speaking with you again next quarter. In addition, we will be looking to host an investor day in New York on October 12th, and will provide additional details later.